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                                                                    EXHIBIT 23.1

The Board of Directors
Energy Partners, Ltd.:

     We consent to incorporation by reference in registration statement No. 333-55940 on Form S-8 of Energy Partners, Ltd. of our report dated February 9, 2001, relating to the consolidated balance sheets of Energy Partners, Ltd. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the two years ended December 31, 2000 and the period from January 29, 1998 (inception) to December 31, 1998, which report appears in the December 31, 2000, annual report on Form 10-K of Energy Partners, Ltd.

                                            KPMG LLP

New Orleans, Louisiana
March 14, 2001

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